                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant                        [X]

     Filed by a party other than the registrant
     Check the appropriate box                      [ ]


     [ ]  Preliminary proxy statement
     [ ]  Confidential, for use of the Commission only (as permitted by Rule
           14a-6(e)(2))
     [X]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Section  240.14a-1l(c) or
           Section  240.14a-12

                        DOMINICK'S SUPERMARKETS, INC.
                   --------------------------------------
              (Name of Registrant as Specified in its Charter)

                   --------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies: Not
         Applicable
(2)     Aggregate number of securities to which transaction applies: Not
         Applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Not Applicable.
(4)     Proposed maximum aggregate value of transaction: Not Applicable.
(5)     Total fee paid: Not Applicable.


[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid: Not Applicable.
(2)     Form, Schedule or Registration Statement No.: Not Applicable.
(3)     Filing party: Not Applicable
(4)     Date filed: Not Applicable.

                        DOMINICK'S SUPERMARKETS, INC.
                             505 RAILROAD AVENUE
                          NORTHLAKE, ILLINOIS 60164
                     -----------------------------------
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 3, 1998
                     -----------------------------------

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Dominick's Supermarkets, Inc. (the "Company") will be held at the Park Hyatt Los Angeles Hotel at Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067, on Tuesday, March 3, 1998, at 1:00 p.m., local time, for the following purposes:

     1. To elect four directors to serve until the 2001 Annual Meeting of Stockholders of the Company and until their successors are elected and qualified;

     2. To approve the Dominick's Supermarkets, Inc. 1997 Employee Stock Purchase Plan, to be effective as of March 3, 1998, as described herein; and

     3. To transact such other business as may properly come before the Annual Meeting.

     The Board of Directors of the Company (the "Board of Directors") has fixed the close of business on Friday, January 23, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

     In order to ensure your representation at the Annual Meeting, you are requested to sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. If you attend the Annual Meeting and vote your shares in person or file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

     All stockholders are cordially invited to attend the Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/   Deborah C. Paskin
                                            Deborah C. Paskin
                                            Secretary

February 4, 1998

                         DOMINICK'S SUPERMARKETS, INC.
                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 MARCH 3, 1998

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Dominick's Supermarkets, Inc., a Delaware corporation (the "Company"), of proxies in the form enclosed for use at the Company's 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, March 3, 1998, or any adjournment or postponement of such meeting, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and accompanying proxy card will first be sent to the Company's stockholders is February 4, 1998.

        Holders of record of common stock, par value $.01 per share (the "Common Stock"), of the Company as of the close of business on January 23, 1998 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise. At the close of business on January 23, 1998, there were 18,483,007 shares of Common Stock and 2,884,326 shares of Class B common stock, which is convertible into shares of Common Stock on a share-for-share basis at the election of the holder at anytime, issued and outstanding.

        A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum to conduct business at the Annual Meeting. Stockholders who return properly signed proxy cards will have the number of shares of Common Stock represented by such proxy cards counted as "present" for purposes of establishing a quorum and determining the number of votes needed for approval of all proposals before the Annual Meeting other than the election of directors. Any stockholder who returns the proxy card but who does not desire to vote and wishes to record this fact may abstain from voting by marking the appropriate space on the proxy card. However, proxy cards marked as abstaining and proxy cards containing broker non-votes will be counted as present for both the purpose of establishing a quorum and the purpose of determining the number of votes needed for approval of all proposals before the Annual Meeting other than the election of directors. Directors will be elected by a plurality of the votes of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Votes withheld and shares not voted will have no effect on the election of directors. With regard to the proposal to approve the 1997 Employee Stock Purchase Plan, approval will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions on this proposal will have the effect of a negative vote. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have discretionary authority to vote on certain proposals when they have not received instructions from beneficial owners. On certain other matters, however, brokers may not vote shares held for customers without specific instructions from the customer. Any resulting broker non-vote on such a matter would also have the effect of a negative vote.

        Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted at the Annual Meeting FOR the nominees named below for election as Directors and FOR the approval of the Dominick's Supermarkets, Inc. 1997 Employee Stock Purchase Plan. With respect to any other business which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Company will be voted in accordance with the best judgment of the designated proxy holders. A stockholder may revoke his or her proxy at any time before exercise by delivering to the Secretary of the Company a written notice of such revocation, by filing with the Secretary of the Company a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

        This solicitation is made on behalf of the Board of Directors of the Company (the "Board of Directors"). Costs of the solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. Kissel-Blake Inc. will assist in the solicitation of proxies by the Company for an estimated fee of $1,500, plus reasonable out-of-pocket expenses.

        The principal executive offices of the Company are located at 505 Railroad Avenue, Northlake, Illinois 60164. The Company's telephone number is
(708) 562-1000.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

GENERAL

        The Board of Directors is currently comprised of eleven members divided into three classes serving staggered terms of three years each. Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), the term of office of one class of directors expires each year and at each annual meeting the successors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and qualified. The current terms of four directors expire in each of 1998 and 2000, and the current terms of three directors expire in 1999.

        In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the four nominees designated below, all of whom are currently directors of the Company, to serve until the 2001 Annual Meeting of Stockholders of the Company and until their respective successors are elected and qualified. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.

        Under the Bylaws, nominations of persons for election to the Board of Directors, other than those made by or at the direction of the Board of Directors, may be made at the Annual Meeting only if pursuant to a timely notice thereof to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. A notice of nomination must set forth certain information as required under the Bylaws.

                      NOMINEES FOR ELECTION AS DIRECTOR



                                     Present Position
Name                      Age        With the Company         Director Since
---------------           ---       ------------------        --------------
Grace Barry               56           Director                     1997

Peter P. Copses           39           Director                     1995

Robert A. Mariano         47     President, Chief Executive         1995
                                   Officer and Director

Ira L. Tochner            36           Director                     1997


        GRACE BARRY has served as a director of the Company since January 1997. Ms. Barry has been the Executive Director of The Economic Club of Chicago since July 1986. From 1991 through 1995, Ms. Barry was the President and owner of Cafe Galleria, Inc., a retail company in the food and gift business. In 1994, Ms. Barry co-founded Grabur International, Inc., a retail gift and concession business. From 1989 through 1996, Ms. Barry served as the Cable Commissioner for the City of Chicago. Ms. Barry also serves on the boards of The Chicago Network, The Joffrey Ballet of Chicago, Institute for Urban Life, The Golden Apple Foundation, Toronto Sister Cities Committee, Old St. Patrick's Church and The Arts Matter.

        PETER P. COPSES has served as a director of the Company since March 1995. Mr. Copses also has served as a director of Food 4 Less Holdings, Inc. ("Food 4 Less") and Ralphs Grocery Company ("Ralphs") since 1995. Since 1990, Mr. Copses has been a limited partner of Apollo Advisors, L.P. ("Apollo") which, together with an affiliate, serves as managing general partner of the Apollo Investment Funds, and of Lion Advisors, L.P. which serves as financial advisor to certain institutional investors with respect to securities investments. From March to September 1990, Mr. Copses was a Vice President in the investment banking department of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Copses is also a director of Family Restaurants, Inc., Paragon Health Network, Inc. and Zale Corporation.

        ROBERT A. MARIANO has been the President and a director of the Company since March 1995 and Chief Executive Officer since January 1996. Mr. Mariano also served as Chief Operating Officer from March 1995 until January 1996. Mr. Mariano joined the Company in 1972 and was Senior Vice President of Marketing and Merchandising from 1994 to 1995, Senior Vice President of Perishable Merchandising from 1989 to 1994, Senior Vice President of Operations from 1987 to 1989, and held a number of managerial positions prior to 1987.

        IRA L. TOCHNER has served as a director of the Company since January 1997. Mr. Tochner joined The Yucaipa Companies ("Yucaipa") in 1990 and became a general partner in 1995. Prior to 1990, Mr. Tochner was employed by Arthur Andersen & Co. as a manager.

                        DIRECTORS CONTINUING IN OFFICE






                                               DIRECTOR              TERM
Name                           AGE               SINCE              EXPIRES


Ronald W. Burkle .............  45               1995                 2000

Evan Bayh ....................  42               1997                 2000

Linda McLoughlin Figel .......  34               1996                 1999

Patrick L. Graham ............  48               1995                 2000

David B. Kaplan ..............  30               1995                 1999

Darren W. Karst ..............  38               1995                 1999

Antony P. Ressler ............  37               1995                 2000




        RONALD W. BURKLE has been Chairman of the Board of the Company since March 1995 and served as Chief Executive Officer from March 1995 to January 1996. Mr. Burkle co-founded Yucaipa, a private investment group specializing in the acquisition and management of supermarket chains, in 1986. Mr. Burkle has served as director and Chairman of the Board of Food 4 Less, whose principal operating subsidiary is Ralphs, and Chairman of the Board and Chief Executive Officer of its predecessor, Food 4 Less Supermarkets, Inc., since 1987. Mr. Burkle also served as Chairman of the Board of Smitty's Supermarkets, Inc. ("Smitty's") from June 1994 until its merger in May 1996 with Smith's Food & Drug Centers, Inc. ("Smith's"). He served as Chief Executive Officer of Smith's from May 1996 until its merger with Fred Meyer, Inc. ("Fred Meyer") in September 1997. Mr. Burkle has served as Chairman of the Board of Fred Meyer since September 1997. Mr. Burkle also serves as a director of Kaufman and Broad Home Corporation. Before founding Yucaipa, Mr. Burkle held a number of supermarket executive positions and was a private investor in Southern California.

        EVAN BAYH has served as a director of the Company since January 1997. Governor Bayh is a member of the law firm of Baker & Daniels. Governor Bayh was Governor of the State of Indiana from January 1989 to January 1997. He has served as chairman of the National Education Goals Panel and the Education Commission of the States and as a member of the National Assessment in Education Panel. Governor Bayh was a member of the executive committee of the National Governors' Association and is a past chairman of the Democratic Governors' Association.

        LINDA MCLOUGHLIN FIGEL has been a director of the Company since August 1996. She joined Yucaipa in 1989 and became a general partner in 1991. Prior to 1989, Ms. Figel was employed by Bankers Trust Company in its Structured Finance Group.

        PATRICK L. GRAHAM has served as a director of the Company since March 1995. Mr. Graham has served as a director of Food 4 Less and Ralphs since 1995 and served as Vice President and a director of Smitty's from June 1994 until its merger with Smith's in May 1996. Mr. Graham joined Yucaipa as a general partner in 1993. Prior to that time he was a Managing Director in the corporate finance department of Libra Investments, Inc. from 1992 to 1993 and Paine Webber Inc. from 1990 to 1992. Prior to 1990, he was a Managing Director in the corporate finance department of Drexel Burnham Lambert Incorporated.

        DAVID B. KAPLAN has served as a director of the Company since March 1995. Since 1991, Mr. Kaplan has been associated with and is a limited partner of Apollo and Lion. Prior to 1991, Mr. Kaplan was a member of the corporate finance department of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Kaplan also serves as a director of Allied Waste Industries, Inc., Family Restaurants, Inc., PRI Holdings, Inc. and WMC Finance Co., Inc.

        DARREN W. KARST joined the Company in March 1995 as Senior Vice President, Chief Financial Officer, Secretary and a director and was appointed Executive Vice President, Finance and Administration in March 1996. Mr. Karst joined Yucaipa in 1988 and has been a general partner since 1991. Prior to 1988, he was a manager at Ernst & Young LLP.

        ANTONY P. RESSLER has served as a director of the Company since March 1995. In 1990, Mr. Ressler was one of the founding principals of Apollo, Lion and of Ares Management, L.P. which serves as managing general partner of Ares Leveraged Investment Fund, L.P., a private securities investment fund. Prior to 1990, Mr. Ressler was a Senior Vice President in the high yield bond department of Drexel Burnham Lambert Incorporated. Mr. Ressler is also a director of Allied Waste Industries, Inc., Family Restaurants, Inc., United International Holdings, Vail Resorts, Inc. and PRI Holdings, Inc.

        All of the directors named above, other than Ms. Barry and Governor Bayh, also serve on the Board of Directors of Dominick's Finer Foods, Inc. ("Dominick's"), the operating subsidiary of the Company.

STOCKHOLDERS AGREEMENT

        Pursuant to the Amended and Restated Stockholders Agreement, dated as of November 1, 1996 (the "Stockholders Agreement"), by and among the Company, certain affiliates of Yucaipa and Apollo and certain other stockholders of the Company, six of the Company's current directors (Messrs. Burkle, Graham, Karst, Mariano and Tochner and Ms. Figel) were selected by Yucaipa and three of the Company's current directors (Messrs. Copses, Kaplan and Ressler) were selected by Apollo. Under the Stockholders Agreement, Yucaipa is entitled to nominate six directors to the Board of Directors and Apollo is entitled to nominate three directors to the Board of Directors provided that certain beneficial ownership requirements set forth in the Stockholders Agreement continue to be met, and the Stockholders Agreement provides that the parties thereto shall vote their shares and take all actions otherwise necessary to ensure the election to the Board of Directors of the Yucaipa nominees and the Apollo nominees. Messrs. Mariano and Tochner are the current nominees of Yucaipa, and Mr. Copses is the current nominee of Apollo. See "Certain Relationships and Related Transactions - Stockholders Agreement."

BOARD MEETINGS AND COMMITTEES

        Prior to January 31, 1997, the Board of Directors consisted of nine persons: Messrs. Burkle, Copses, Graham, Kaplan, Karst, Mariano, Resnik and Ressler and Ms. Figel. Mr. Mark A. Resnik, a director since 1995, died in January 1997 and Mr. Tochner was appointed by the Board on January 31, 1997 to fill the vacancy created by the death of Mr. Resnik. On January 31, 1997, the total number of directors constituting the Board of Directors was increased to eleven and, pursuant to the Certificate of Incorporation, Ms. Barry and Governor Bayh were elected to serve on the Board of Directors by the affirmative vote of a majority of the directors then in office. Ms. Barry and Governor Bayh are "Independent Directors."

        The Board of Directors held six (6) meetings during the fiscal year ended November 1, 1997 ("Fiscal l997"). The Board of Directors has an Executive Committee and an Audit Committee. There is no standing Nominating Committee.

        Executive Committee. Messrs. Burkle, Graham and Mariano currently serve on the Executive Committee. Subject to the Company's conflict of interest policies and certain other limitations, the Executive Committee has been granted all powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee was created in 1995 and held no meetings in fiscal 1997.

        Audit Committee. Ms. Barry and Governor Bayh currently serve on the Audit Committee. The Audit Committee makes recommendations concerning the engagement of independent auditors, reviews with independent auditors the plans and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls. The Audit Committee was established in January 1997. The Audit Committee held one meeting in Fiscal 1997.

DIRECTOR COMPENSATION

        Prior to Fiscal 1997, the Company had not paid any compensation to its directors for serving on the Board of Directors, but reimbursed such persons for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. Currently, the Company pays its non-employee directors (other than those affiliated with Yucaipa) an annual retainer of $25,000 in addition to fees in the amount of $2,500 per regular meeting of the Board of Directors, $1,000 per meeting of any committee of the Board of Directors and $1,000 per special meeting of the Board of Directors. Pursuant to the Dominick's Supermarkets, Inc. Directors Deferred Compensation and Restricted Stock Plan (the "Directors Plan"), directors of the Company may elect to receive any such annual retainers and meeting fees in the form of restricted shares of Common Stock or to defer such fees until retirement or other specified date or event. The Company currently anticipates that it will continue to reimburse all directors for their out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors.

Limitations of Liability and Indemnification Matters

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

        As permitted by Section 145 of the Delaware Corporation Law, Article V of the Certificate of Incorporation provides for the indemnification by the Company of its directors, officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceedings brought against them by a third party or in the right of the Corporation by reason of the fact that they were or are such directors, officers, employees or agents.

        Article VI of the Certificate of Incorporation provides that to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

        The Company has entered into, or intends to enter into, agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, will indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Company to the fullest extent permitted by applicable law.

VOTE REQUIRED

        The election of each director requires the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided that a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTORS NOMINATED IN PROPOSAL No. 1.

                                PROPOSAL NO. 2:
                   APPROVAL OF DOMINICK'S SUPERMARKETS, INC.
                       1997 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

        On September 10, 1997, the Board of Directors adopted, subject to stockholder approval, the Dominick's Supermarkets, Inc. 1997 Employee Stock Purchase Plan (the "Plan") described herein. The stockholders are asked to approve the adoption of the Plan.

        The Company desires to implement the Plan effective as of March 3, 1998. The purpose of the Plan is to assist employees of the Company and its Subsidiary Corporations (as defined in the Plan) in acquiring a stock ownership interest in the Company, which would help employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiary Corporations.

        The following is a description of the material provisions of the Plan, a copy of which is set forth in Appendix A to this Proxy Statement. Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Plan. The summary which follows is not intended to be complete and reference should be made to the Plan for a complete statement of its terms and provisions.

ADMINISTRATION

        The Plan will be administered by a Committee of the Board of Directors. The Committee shall consist of the entire Board of Directors until such time as the Board of Directors, in its sole discretion, appoints a Committee to administer the plan. The Committee will have the power to interpret the Plan and the Options and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.

ELIGIBILITY

        Any employee of the Company or any Subsidiary Corporation who does not, immediately after an Option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent Corporation or a Subsidiary Corporation and who has been employed by the Company or Subsidiary Corporation for not less than one (1) year.

SHARES

        The maximum number of shares of Common Stock issuable under the Plan is 500,000.

GRANT OF OPTIONS

        The Company will offer Options under the Plan to all Eligible Employees in successive three (3) month Offering Periods until the earlier of (i) the date when the number of shares of Common Stock available under the Plan have been sold or (ii) the date when the Plan is terminated.

ELECTION OF PARTICIPANT

        An Eligible Employee will generally participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding a Date of Grant no later than ten (10) working days before such Date of Grant, a completed and executed written payroll deduction authorization in a form prepared by the Company.

EXERCISE OF OPTIONS

        Each Participant automatically and without any act on such Participant's part shall be deemed to have exercised such Participant's Option on the Date of Exercise to the extent that the balance then in the Participant's account under the Plan is sufficient to purchase at the Option Price shares of Stock subject to the Option.

WITHDRAWAL FROM THE PLAN

        Any Participant can withdraw from participation under the Plan at any time except that no participant may withdraw during the last ten (10) days of any Offering Period.

TERMINATION OF EMPLOYMENT

        If the employment of a Participant terminates other than by death, the Participant's participation in the Plan automatically and without any act on the Participant's part shall terminate as of the date of the termination of the Participant's employment. If the employment a Participant is terminated by reason of Participant's death, the executor or administrator of the Participant's estate may request in writing payment of the balance in the Participant's account; provided that if the Company does not receive such notice prior to the next Date of Exercise, the Participant's Option shall be deemed to have been exercised on such date.

Vote Required

        Stockholder approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by represented by proxy at the Annual Meeting, provided that a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL NO. 2.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of January 23, 1998, the beneficial ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each person who is a director or Named Executive Officer (as defined below) of the Company and (iii) all directors and executive officers of the Company as a group.


                                                                                      SHARES BENEFICIALLY OWNED
                                                                                ------------------------------------
                                                                                AMOUNT AND NATURE OF      PERCENT OF
                                                                                BENEFICIAL OWNERSHIP      CLASS(1)(2)
                                                                                ------------------------------------
NAME OF BENEFICIAL OWNER
------------------------
Yucaipa and affiliates:
 Yucaipa Blackhawk Partners, L.P..........................                       2,007,256                  10.9%
 Yucaipa Chicago Partners, L.P............................                         253,470                   1.4
 Yucaipa Dominick's Partners, L.P.........................                         663,333                   3.6
 The Yucaipa Companies(3) ................................                       3,874,492                  17.3
 Yucaipa Management L.L.C.(4).............................                            -                       -
  Ronald W. Burkle(5) ....................................                       6,798,551                  30.4
  Linda McLoughlin Figel(3)(6)............................                            -                       -
  Patrick L. Graham(3)(7).................................                            -                       -
  Darren W. Karst(3)(8)...................................                          47,113                    *
  Ira L. Tochner(3)(9)....................................                            -                       -
   Total..................................................                       6,845,664                  30.6

Robert A. Mariano(10) ....................................                        283,520                    1.5
Alice F. Smedstad(11) ....................................                         14,807                     *
Grace Barry...............................................                            l50                     *
Evan Bayh.................................................                          1,91S                     *
Apollo and affiliates:
 Peter P. Copses(12) .....................................                      5,855,181                   28.0
 David B. Kaplan(12) .....................................                      5,855,181                   28.0
 Antony P. Ressler(12)....................................                      5,857,030                   28.0
 Apollo Investment Fund, L.P.(13).........................                      2,927,591                   14.9
 Apollo Investment Fund III, L.P.(14).....................                      2,668,412                   13.6
 Apollo Overseas Partners III, L.P.(15) ..................                        160,036                     *
 Apollo (U.K.) Partners III, L.P.(16) ....................                         99,142                     *
  Total(17)...............................................                      5,857,030                   28.0

All directors and executive
 officers as a group (18 persons).........................                     13,151,643                   52.4

FMR Corp. (l8)............................................                      1,672,960                    9.1
Ohio PERS (18)............................................                      1,080,000                    5.8

----------------------
*Less than 1.0%

(1) Shares which each identified stockholder has the right to acquire within 60 days of the date of the table set forth above are deemed to be outstanding in calculating the percentage ownership of such stockholder, but are not deemed to be outstanding as to any other person. Except as otherwise indicated, the Company believes that the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable.
(2) Based on 18,483,007 shares of Common Stock outstanding as of January 23,
    1998.

(3) Share amounts and percentages for Yucaipa include 3,874,492 shares of Common Stock issuable to Yucaipa upon exercise of a warrant (the "Yucaipa Warrant") issued to Yucaipa by the Company in connection with the acquisition of Dominick's by the Company (the "Acquisition"). The Yucaipa Warrant entitles Yucaipa to purchase 3,874,492 shares of Common Stock (less a number of shares equal to the aggregate exercise price, if exercised on a cashless basis) at an exercise price of $20.73 per share. Yucaipa is controlled by Ronald W. Burkle. The address of Yucaipa is 10000 Santa Monica Blvd., Los Angeles, California 90067. Ms. Figel and Messrs. Graham, Karst and Tochner disclaim beneficial ownership of any shares of Common Stock issuable upon exercise of the Yucaipa Warrant.

(4) Yucaipa Management L.L.C. is a Delaware limited liability company controlled by Ronald W. Burkle. Yucaipa Management L.L.C. is the sole general partner of Yucaipa Blackhawk Partners, L.P., Yucaipa Chicago Partners, L.P., and Yucaipa Dominick's Partners, L.P., which own 2,007,256, 253,470 and 663,333 shares of Common Stock, respectively. The foregoing limited partnerships are parties to an Amended and Restated Stockholders Agreement dated as of November 1, 1996 (the "Stockholders Agreement") which gives Yucaipa the right to nominate up to six directors of the Company.

(5) Represents shares owned by Yucaipa Blackhawk Partners, L.P., Yucaipa Chicago Partners, L.P., and Yucaipa Dominick's Partners, L.P. These
     entities are affiliated    partnerships controlled indirectly by Ronald W.
     Burkle. Mr. Burkle is the controlling general partner of Yucaipa and the sole managing member of Yucaipa Management L.L.C. See notes (3) and (4).

(6)  Ms. Figel is a general partner of Yucaipa and a limited partner of Yucaipa
     Blackhawk Partners, L.P. and Yucaipa Dominick's    Partners, L.P. See
     notes (3) and (4).

(7) Mr. Graham is a general partner of Yucaipa and a limited partner of Yucaipa Blackhawk Partners, L.P. and Yucaipa Dominick's Partners, L.P. See notes (3) and (4).

(8) Excludes options for 40,776 shares which are not exercisable within 60 days. Mr. Karst is a general partner of Yucaipa and a limited partner of Yucaipa Blackhawk Partners, L.P. See notes (3) and (4).

(9) Mr. Tochner is a general partner of Yucaipa and a limited partner of Yucaipa Blackhawk Partners, L.P. See notes (3) and (4).

(10) Excludes options for 83,552 shares of Common Stock which are not exercisable within 60 days.

(11) Excludes options for 20,217 shares of Common Stock which are not exercisable within 60 days.

(12) Includes 2,455,224 shares of Class B Common Stock, which is convertible into shares of Common Stock on a share-for-share basis at the election of the holder at any time. The shares reported for each of Messrs. Copses, Kaplan and Ressler are beneficially owned by Apollo Investment Fund, L.P., Apollo Investment Funds III, L.P., Apollo Overseas Partners III, L.P. or Apollo (U.K.) Partners III, L.P. (collectively, the "Apollo Funds"). Messrs. Copses, Kaplan and Ressler are associated with Apollo Advisors, L.P. and Apollo Advisors II, L.P. (collectively, "Advisors"), the managing general partners of the Apollo Funds. Messrs. Copses, Kaplan and Ressler disclaim beneficial ownership of the Common Stock and the Class B Common Stock held by the Apollo Funds. The Apollo Funds are parties to the Stockholders Agreement, which entitles them to nominate up to three directors of the Company. The address of Advisors is 2 Manhattanville Road, Purchase, New York 10577.

(13) Includes 1,227,612 shares of Class B Common Stock, which is convertible into shares of Common Stock on a share-for-share basis at the election of the holder at any time.

(14) Includes 1,118,940 shares of Class B Common Stock, which is convertible into shares of Common Stock on a share-for-share basis at the election of the holder at any time.

(15) Includes 67,100 shares of Class B Common Stock, which is convertible into shares of Common Stock on a share-for-share basis at the election of the holder at any time.

(16) Includes 41,572 shares of Class B Common Stock, which is convertible into shares of Common Stock on a share-for-share basis at the election of the holder at any time.

(17) Includes 2,455,224 shares of Class B Common Stock, which is convertible into shares of Common Stock on a share-for-share basis at the election of the holder at any time.

(18) Based on the most recent filings of Schedule 13G received directly by the Company with respect to such beneficial holder.

                              EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of each of the executive officers of the Company and its subsidiaries.


NAME                    AGE                    POSITION
----                    ---                    --------

Ronald W. Burkle        45      Chairman of the Board

Robert A. Mariano       47      President and Chief Executive Officer

Darren W. Karst         38      Executive Vice President, Finance and Administration,
                                and Chief Financial Officer

John W. Boyle           39      Group Vice President, Information Technology and
                                Store Development

Robert R. DiPiazza      46      Group Vice President, Perishable Merchandising

Donald G. Fitzgerald    36      Group Vice President, Non-Perishable Merchandising
                                and Logistics

William B. Nasshan      39      Group Vice President, Sales and Marketing

Deborah C. Paskin       46      Group Vice President, Legal, General Counsel and
                                Secretary

Donald S. Rosanova      48      Group Vice President, Operations

Alice F. Smedstad       48      Group Vice President, Human Resources


        In addition to Messrs. Burkle, Mariano and Karst, whose biographies appear above, the following persons are executive officers of the Company or its subsidiaries:

        JOHN W. BOYLE has been Group Vice President, Information Technology and Store Development since March 1996. Mr. Boyle joined Dominick's in January l995 as Vice President, Management Information Systems and became Vice President, Administration in March 1995. Prior to joining Dominick's, Mr. Boyle had been employed as Vice President, Information Systems at Food 4 Less Supermarkets, Inc. since 1993, and, before that, had been employed as a Senior Vice President at Thrifty Drugstores.

        ROBERT R. DIPIAZZA has been Group Vice President, Perishable Merchandising since March 1996, and, prior to that, had served as Vice President, Produce Operations since 1990. Before 1990, Mr. DiPiazza held a number of other managerial positions at Dominick's.

        DONALD G. FITZGERALD has been Group Vice President, Non-Perishable Merchandising and Logistics since March 1996. Prior to that time Mr. Fitzgerald had served as Vice President, Grocery Merchandising since 1994, as director of grocery merchandising from 1993 to 1994 and as director of grocery purchasing since 1990. Before 1990 Mr. Fitzgerald held several other managerial positions at Dominick's.

        WILLIAM B. NASSHAN has been Group Vice President, Sales and Marketing since November, 1997. Before that, Mr. Nasshan was Vice President, Grocery and Logistics since March 1996 and Vice President, Omni Operations from 1995 to 1996. Prior to joining Dominick's in 1995, Mr. Nasshan was Regional Director of Marketing and Merchandising for Cub Foods, a division of SUPERVALU, Inc.

        DEBORAH C. PASKIN has been Group Vice President, Legal, General Counsel and Secretary since October 1997. Prior to that, Ms. Paskin was Vice President, General Counsel and Secretary of Helene Curtis Industries, Inc. and held other positions in the Helene Curtis Legal Department from 1990 through 1997. Ms. Paskin was an attorney with Latham & Watkins from 1984 to 1990.

        DONALD S. ROSANOVA has been Group Vice President, Operations since November 1997 and, prior to that, had been Group Vice President, Omni since March, 1996. Prior to that time Mr. Rosanova had been Vice President, Distribution and Transportation since 1992. Before 1992, Mr. Rosanova held several other managerial positions at Dominick's.

        ALICE F. SMEDSTAD has been Group Vice President, Human Resources since December 1996. Mrs. Smedstad joined Dominick's in October 1995 as Vice President, Human Resources. Prior to that time, Ms. Smedstad held several senior human resource positions at The Dial Corporation from 1980 to 1995. Ms. Smedstad began her professional career in manufacturing with the Procter & Gamble Company in 1973.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table Sets forth information concern the compensation of the Chief Executive Officer and other four most highly compensated executive officers of the Company (the "Named Executive Officers"), whose total salary and bonus for Fiscal 1997 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries.

                                                                ANNUAL               LONG TERM
                                                           COMPENSATION(1)          COMPENSATION(2)
                                                           ---------------          ---------------
                                                                                    SECURITIES
  NAME AND                               FISCAL YEAR                                UNDERLYING           ALL OTHER
PRINCIPAL POSITION                          ENDED              SALARY   BONUS       OPTIONS(#)         COMPENSATION(4)
-----------------------------------  ----------------         -------- --------     ----------         ---------------
Robert A. Mariano(3) ..............  November 1, 1997         $522,300 $476,000         25,000           $    15,467
 President and Chief                 November 2, 1996          482,700  463,500             --                14,700
 Executive Officer                   October 28, 1995          334,200  216,000        146,379             3,463,700(5)

Darren W. Karst(5) ................  November 1, 1997         $314,770 $286,000         11,500                 7,753
 Executive Vice President,           November 2, 1996          289,700  255,000             --                 7,100
 Finance and Administration, and     October 28, 1995          151,570       --         73,189                 1,700
 Chief Financial Officer

Robert E. McCoy(7).................  November 1, 1997         $314,770 $286,000         11,500           $    14,873
 Executive Vice President,           November 2, 1996          289,400  250,000              -               878,600(7)
 Operations                          October 28, 1995          236,400  216,000        146,379             2,916,300(5)

Alice F. Smedstad(8) ..............  November 1, 1997         $174,075 $45,260           3,750           $     7,443
 Group Vice President,               November 2, 1996          155,800  17,000              --                 2,700
 Human Resources                     October 28, 1995               --      --          21,956

Herbert R Young(7) ...............   November 1, 1997         $234,200 $214,200          3,750           $    22,617
 Group Vice President, Sales,        November 2, 1996          229,300  225,000             --               865,100(7)
 Marketing and Advertising           October 28, 1995          225,600  210,900        146,379             2,923,000(5)

(1) Annual compensation is based on cash payments made during the fiscal period. Bonus amounts paid relate to the prior year's performance. Fiscal 1997 salary amounts include an extra week related to salary earned in fiscal 1996, but paid in fiscal 1997.

(2) Information for Messrs. Mariano, McCoy and Young excludes equity-based compensation of Dominick's which was extinguished in connection with the Acquisition.

(3) Mr. Mariano was appointed President and Chief Operating Officer in March 1995 and was subsequently appointed Chief Executive Officer in January 1996.

(4) Includes (i) insurance premiums paid under senior management benefit plans,
    (ii) benefits paid under a senior management financial planning plan, (iii) profit sharing plan contributions made by the Company, and (iv) certain other employee benefits.

(5) Includes the redemption for cash of all Dominick's stock appreciation rights held by Messrs. Mariano, McCoy and Young at the time of the Acquisition in the amounts of $3,450,093, $2,901,460, and $2,901,460, respectively.

(6) Mr. Karst joined the Company as Senior Vice President, Chief Financial Officer and Secretary in March 1995 and was appointed Executive Vice President, Finance and Administration in March 1996. Mr. Karst is a general partner of Yucaipa, which provides services to the Company pursuant to the Management Agreement. See "Certain Relationships and Related Transactions-- Management Agreement."

(7) Includes $864,000 and $843,708 paid to Messrs. McCoy and Young, respectively, in connection with their respective employment agreements. See "Employment Agreements."

(8) Messrs. Young and McCoy retired from the Company effective November 21,1997.

(9) Ms. Smedstat was appointed Group Vice President, Human Resources in December 1996.

EMPLOYMENT AGREEMENTS

        Mariano Employment Agreement. Dominick's and Mr. Mariano entered into a three-year employment agreement dated March 22, 1995 pursuant to which Mr. Mariano was employed as President and Chief Operating Officer (or such other offices as Dominick's Board of Directors may designate) at an annual base salary of $400,000 (subject to increases at the discretion of the Board). In January 1996, the Board of Directors appointed Mr. Mariano to the office of Chief Executive Officer. His annual base salary was adjusted to $500,000 in January 1996 and to $550,000 in August 1997. If Dominick's meets certain financial targets determined by its Board of Directors, Mr. Mariano will also be entitled to receive an annual incentive bonus not to exceed 200% of his annual base salary. Mr. Mariano is eligible to participate in employee benefit plans generally made available by Dominick's to its executive officers. At the closing of the Acquisition, Mr. Mariano received a payment of $864,000 in consideration of the cancellation of certain rights under his prior employment agreement. Concurrently with the closing of the Acquisition, Mr. Mariano exchanged 1,200 shares of Dominick's common stock for 190,293 shares of Common Stock of the Company in a tax-deferred transaction. The employment agreement may be terminated by either party upon 30 days' notice for any reason, or immediately by Dominick's for cause. If during the term of the employment contract, Mr. Mariano resigns or his employment is terminated by Dominick's for any reason other than for cause, he will be entitled to receive a cash payment equal to three times his annual base salary, less $864,000, and maintenance at Dominick's expense of medical, dental and other benefits for 24 months following such employment termination.

        McCoy Employment Agreement. Dominick's and Mr. McCoy entered into a three-year employment agreement dated March 22, 1995 pursuant to which Mr. McCoy was employed at an annual base salary of $250,000. In March 1996, the Board of Directors appointed Mr. McCoy to Executive Vice President, Operations. His annual base salary was adjusted to $300,000 in February 1996 and to $312,000 in February 1997. In consideration of the cancellation of certain rights under his prior employment agreement, Mr. McCoy received a payment of $864,000 on March 22, 1996. Mr. McCoy retired from Dominick's effective November 21, 1997 under the terms of an Early Retirement and Settlement Agreement. As part of that agreement, he is entitled to continue to receive medical, dental and other employee benefits through March 22,1998.

        Young Employment Agreement. Dominick's and Mr. Young entered into a three-year employment agreement dated March 22, 1995 pursuant to which Mr. Young is employed at an annual base salary of $225,000. His annual salary was adjusted to $231,500 in February 1997. In consideration of the cancellation of certain rights under his prior employment agreement, Mr. Young received a payment of $843,708 on March 22, 1996. Mr. Young retired from Dominick's effective November 21,1997 under the terms of an Early Retirement and Settlement Agreement. As part of that agreement, Mr. Young is entitled to receive medical, dental and other employee benefits through March 22,1998.

OPTION GRANTS TABLE

        The following Option Grants Table sets forth, as to the Named Executive Officers, certain information relating to stock options granted during Fiscal 1997.



                          Individual Grants                              Potential Realizable
               ----------------------------------------------------      Value at Assumed
                Number of      % of Total                                Annual Rates of
                Securities        Options                                Stock Price
                Underlying       Granted to    Exercise or               Appreciation for
                 Options        Employees in   Base Price  Expiration     Option Term (4)
Name            Granted (#)    Fiscal Year(1)  ($/Share)     Date(2)      0% ($)(3)    5%($)        10% ($)
               --------------------------------------------------------------------------------------------
Robert A. Mariano ..  25,000       10.9%        $26.5625     9/2007          $-       $417,625  $1,058,345
Darren W. Karst ....  11,500        5.0%        $26.5625     9/2007                    192,108     486,839
Robert E. McCoy ....  11,500        5.0%        $26.5625     9/2007                    192,108     486,839
Alice F. Smedstad ..  3,750         1.6%        $26.5625     9/2007                     62,644     158,752
Herbert R Young ....  3,750         1.6%        $26.5625     9/2007                     62,644     158,752

-----------------


(1) The total number of shares of Common Stock subject to options granted to employees in the fiscal year ended November 1, 1997 was 228,960.
(2) Options may terminate before their expiration date if the optionee's status as an employee or consultant is terminated or upon optionee's death.
(3) Based upon the fair market value of the Common Stock on the grant date, as determined in good faith by the Board of Directors.
(4) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. There can be no assurance that the amounts reflected in this table will be achieved.

YEAR-END OPTION VALUE TABLE

     No Named Executive Officer exercised stock options during Fiscal 1997. The following table sets forth certain information concerning the number of stock options held by the Named Executive Officers as of November 1, 1997, and the value of in-the-money options outstanding as of such date.


                                NUMBER OF UNEXERCISED OPTIONS      VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                    AT NOVEMBER 1, 1997                      AT NOVEMBER 1, 1997(1)
                                -------------------------------    -----------------------------------------
                                EXERCISABLE       UNEXERCISABLE        EXERCISABLE          UNEXERCISABLE
                                -------------------------------    -----------------------------------------
Robert A. Mariano ...............   58,551           112,828              $1,737,091           $2,854,119
Darren W. Karst .................   29,275            55,414                 868,531            1,417,122
Robert E. McCoy .................  109,788            48,091               3,757,247            1,199,863
Alice F. Smedstad ...............    5,489            20,217                 162,848              525,809
Herbert R. Young ................  109,788            40,341               3,757,247            1,122,847

____________
(1) Value is based upon the closing price of the Common Stock on the composite tape for the New York Stock Exchange on October 31, 1997 of $36.50 minus the exercise price.

MANAGEMENT INCENTIVE PLAN

     The Company's Management Incentive Plan (the "MIP program") covers all executive officers and other key managers. Its purpose is to provide a direct financial incentive in the form of an annual bonus to achieve or exceed pre-determined financial objectives. The MIP program provides for varying levels of payout to participants depending on the individual's level within the organization. The Chief Executive Officer may receive a bonus ranging from 0% up to 200% of base salary. Executive Vice Presidents may receive a bonus of up to 100% of base salary and Group Vice Presidents may receive a bonus of up to 85% of base salary.

SENIOR MANAGEMENT DISABILITY PLANS

     The Company maintains a Short Term Disability Plan ("STD Plan") for its senior management. Under the STD Plan, an eligible employee who is disabled will receive payments equal to either 66.67% or 100% of base salary, depending upon the length of service with the Company, for a period of up to 26 weeks. An eligible employee is considered disabled if, as a result of injury, covered illness or pregnancy, the employee is unable to perform the duties of the employee's regular occupation.

     The Company maintains a Long Term Disability Plan ("LTD Plan") for its senior management, which is designed to provide salary continuation beyond the coverage extended through the STD Plan. Under the LTD Plan, an eligible employee who is disabled for 180 days will receive monthly payments equal to 60% of the employee's monthly earnings (base salary plus bonus), not to exceed a maximum of $30,000 per month, for the benefit duration specified in the LTD Plan. An eligible employee is considered disabled if, as a result of injury or illness for which the employee is under a doctor's care, the employee cannot perform all of the material and substantial duties of the employee's regular occupation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a board committee performing the functions of a compensation committee. Ronald W. Burkle, the Chairman of the Board, and Robert
A. Mariano, the President and Chief Executive Officer, made decisions with regard to executive officer compensation for Fiscal 1997, except that decisions with regard to Awards under the 1996 Plan were made by the Board of Directors.

REPORT ON COMPENSATION OF EXECUTIVE OFFICERS

     The Board of Directors is responsible for developing the Company's executive compensation policies and approving on an annual basis the compensation policies applicable to the Chief Executive Officer and other executive officers of the Company. The objectives of the Company's executive compensation program are to support the achievement of desired performance by the Company, provide compensation that will attract and retain superior talent and reward performance, and align the executive officers' personal interests and financial remuneration with the success of the Company by basing a significant portion of their compensation upon Company performance.

     The executive compensation program provides an overall level of compensation opportunity that is competitive within the retail food and drug industry, including those companies which compete directly with the Company in its region, as well as companies outside the industry with which the Company may compete for executive talent. Companies are selected for the purpose of comparing compensation practices on the basis of a number of factors relative to the Company, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent forms of compensation) and the availability of compensation information. In reviewing the compensation practices of other companies, the Board of Directors considers the fact that the compensation structures of most peer companies tend to be significantly different than those of the Company in a number of respects, particularly in such areas as the amount of bonus relative to salary paid by such companies, their use of stock appreciation rights and stock options, the time period over which stock options vest and the nature and amount of pension benefits made available to executive officers. For these reasons, although the Board of Directors has considered the compensation policies of certain peer companies, the Board of Directors does not believe that all such companies are comparable to the Company for the purpose of setting the compensation for the Company's executive officers. The Board of Directors uses its discretion to set executive compensation at levels warranted by external, internal and individual circumstances. Actual compensation levels may be greater or less than average compensation levels in other companies based upon annual and long-term performance of the Company and each individual executive officer's performance.

     The Company's executive officer compensation program is comprised of base salary, cash bonus compensation, long-term incentive compensation in the form of stock options, and other benefits such as those available through the Company's medical and defined contribution plans.

     Base Salary. Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set such that the overall cash compensation package for executive officers, including bonus opportunity compares favorably to companies with which the Company competes for executive talent. In determining salaries, the Board of Directors also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance, the individual's achievement within his or her responsibility of particular financial and non-financial goals, and other contributions made by the officer to the Company's success. Specific factors related to an individual's performance considered by the Board of Directors include financial measures such as EBITDA (as adjusted), net income, sales, same store sales, and cost savings and non-financial measures such as store openings, site acquisitions or other specific tasks. The Board of Directors has not found it practicable, and has not attempted, to assign relative weights to the specific factors considered in determining base salary levels, and the specific factors used may vary among achievement of any specific, pre-determined performance targets.

     Cash Bonus. The Company's Management Incentive Plan ("MIP") covers all executive officers and other key managers. Its purpose is to provide a direct financial incentive in the form of an annual bonus to achieve or exceed pre-determined financial and individual objectives. The MIP program provides for varying levels of payout to participants depending on the individual's level within the organization. The Chief Executive Officer may receive a bonus ranging from 0% up to 200% of base salary. Executive Vice Presidents may receive a bonus of up to 100% of base salary, and Group Vice Presidents may receive a bonus of up to 85% of base salary. In fiscal 1997, the MIP program was based on actual results achieved compared to targeted performance in two
(2) categories: sales and EBITDA (as adjusted).

     1996 Equity Participation Plan. The Company's 1996 Equity Participation Plan (the "1996 Plan") authorizes the Board of Directors to provide incentives for officers, employees and consultants through granting of stock options, restricted stock and other awards (collectively, "Awards"), thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. Grants of Awards are made in amounts commensurate with the individual's responsibility and at a level calculated to be competitive within the retail food and drug industries as well as a broader group of companies of comparable size and complexity. Options granted to date to executive officers vest over a five-year period after the grant date, and do not include any specific, pre-determined performance targets as a condition to vesting or granting. The Company believes that such long-term grants serve the primary objective of retaining executives and key managers, while also aligning executives and shareholder interests by creating a strong and direct link between compensation and shareholder return and by enabling executives and key managers to develop and maintain a significant, long-term ownership interest in the Company. In fiscal 1997, awards of 55,500 options were granted to Named Executive Officers. Grants of additional stock options to the Named Executive Officers may be considered in future periods by the Board of Directors.

     Benefits. The Company provides medical and certain other benefits to executive officers, including the Chief Executive Officer, that are generally available to the Company's employees. The Company also provides executive officers with supplemental death and disability benefits. The benefits available under such arrangements are substantially similar for each of the Company's executive officers, including the Chief Executive Officer, except to the extent benefits are payable based upon the length of an officer's employment with the Company.

     Chief Executive Officer Compensation. The Chief Executive Officer's compensation is reviewed and approved independently by the Board of Directors subject to the provisions of his employment agreement. The Board of Directors determines the Chief Executive Officer's compensation based upon the factors applicable to the Company's other executive officers, which are described in detail above, as well as a number of additional qualitative and quantitative factors appropriate to his position as the Company's principal executive.

     In accordance with the Company's compensation policies for all executive officers, a large component of the Chief Executive Officer's compensation is paid in the form of bonus, which, in order to provide an appropriate incentive to maximize the Company's financial performance, is determined based upon preset bonus maximums and the amount of the Company's actual sales and EBITDA (as adjusted) compared to targeted sales and EBITDA (as adjusted). For Fiscal 1997, the Company did not achieve its targeted levels of sales and EBITDA (as adjusted). Accordingly, the maximum pre-determined Chief Executive Officer bonus for fiscal 1997 was not paid. Rather, the Chief Executive Officer received a bonus of S476,000.

     The Board of Directors believes that the Chief Executive Officer's total cash compensation is appropriate in light of the Company's performance in Fiscal 1997 and other factors described above.


January 23, 1998                                 Ronald W. Burkle
                                                 Grace Barry
                                                 Evan Bayh
                                                 Peter P. Copses
                                                 Linda McLoughlin Figel
                                                 Patrick L. Graham
                                                 David B. Kaplan
                                                 Darren W. Karst
                                                 Robert A. Mariano
                                                 Antony P. Ressler
                                                 Ira L. Tochner

     The Report on Compensation of Executive Officers shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

Stock Performance Graph

Set forth below is a line graph comparing the total cumulative return on the Company's Common Stock based on the market price of the Common Stock since November 1, 1996, when the Company's initial public offering of Common Stock was completed

  -------------------------------------------------------------------------

                   COMPARISON OF TOTAL CUMULATIVE RETURN OF
             DOMINICK'S SUPERMARKETS, INC., S&P 500 STOCK INDEX,
                   AND S&P RETAIL STORES - FOOD CHAIN INDEX

$200          -        187
$175          1          -
$l50          -        133
$125          -        122
$100          -          -
$75           -          -
11/1/96                  10/31/97

         ---------------------------------------
         -- Dominick's Supermarkets, Inc.

         -  S&P 500

         -  S&P Retail Stores - Food Chain Index
         ---------------------------------------

  -------------------------------------------------------------------------

*Total Cumulative Return assumes $100 invested on November 1, 1996 in Dominick's Supermarkets, Inc. the S&P 500 Stock Index, and the S&P Retail Stores - Food Chain Index, with reinvestment of dividends. The Company's fiscal year ended November 1, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Commission and each exchange on which the Company's securities are registered. Officers, directors and greater than ten percent stockholders are required by Commission regulations to furnish the Company with copies of all ownership forms they file.

     Based solely on a review of copies of reporting forms furnished to it, or written representations that no forms were required, the Company believes that, except as set forth below, all filing requirements applicable to its officers, directors and beneficial owners under Section 16(a) of the Exchange Act were complied with during Fiscal 1997. The Company notes that for Ira L. Tochner, who was appointed to the Board on January 31, 1997, following the death of Mr. Mark Resnik, a Form 3 was inadvertently not filed until January 22, 1998. In addition, Form 5s for directors Ressler and Bayh were inadvertently not filed until January 23, 1998 and January 17, 1998 respectively, for 1,745 restricted shares of Common Stock awarded to them pursuant to the Directors Plan in fiscal 1997.

                        1996 EQUITY PARTICIPATION PLAN

     Under the Company's 1996 Equity Participation Plan (the "1996 Plan"), the Board of Directors (or a committee appointed by the Board of Directors) may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof (collectively, "Awards") to officers, employees and consultants of the Company. The 1996 Plan also provides for the granting of options to the Company's independent nonemployee directors. The prices for shares of Common Stock subject to options and stock appreciation rights or pursuant to other Awards which may be granted or made under the 1996 Plan are set by the Board of Directors (or a committee thereof), provided that such price shall be no less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and
(i) in the case of incentive stock options ("ISOs") and Non-Qualified Stock Options ("NQSOs") intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value (as defined in the 1996 Plan) of a share of Common Stock on the date the option is granted; (ii) in the case of ISOs granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code) such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the option is granted; and (iii) in the case of options granted to independent non-employee directors, such price shall equal 100% of the Fair Market Value of a share of Common Stock on the date the option is granted. Under the 1996 Plan, not more than 1,000,000 shares of Common Stock are authorized for issuance upon exercise of options, stock appreciation rights and other Awards.

                       RESTATED 1995 STOCK OPTION PLAN

     Under the Company's Restated 1995 Stock Option Plan (the "1995 Plan"), certain officers and key employees of the Company received grants of NQSOs and ISOs. As required by the 1995 Plan, all Incentive Stock Options granted thereunder have a per share exercise price at least equal to 100% of the Fair Market Value (as defined in the 1995 Plan) of Common Stock on the date of grant and all Incentive Stock Options granted thereunder to employees who at the time such option was granted owned (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of capital stock of the Company have a per share exercise price at least equal to 110% of the Fair Market Value of Common Stock on the date of grant. The 1995 Plan is administered by the Board of Directors which designates the individuals who shall receive options, whether an optionee will receive ISOs, NQSOs or both, and the amount, price restrictions and all other terms and provisions of such options. Options granted and presently outstanding under the 1995 Plan have terms of ten years and become exercisable either (i) as to at least 20% of the shares of Common Stock covered thereby on each anniversary of the date such option is granted or (ii) as to at least 25% of the shares of Common Stock covered thereby on each anniversary of the date such option is granted commencing with the second anniversary of such date.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

     On November 1, 1996, the Company and Dominick's entered into a five-year management agreement (the "Management Agreement") with Yucaipa. The Management Agreement provides for the payment of an annual fee to Yucaipa in the amount of $1.0 million per year. In addition, the Company may retain Yucaipa in an advisory capacity in connection with certain acquisition or sale transactions, in which case the Company will pay Yucaipa an advisory fee equal to one percent (1.0%) of the transaction value. The term of the agreement is automatically renewed on April 1 of each year for a five-year term unless 90 days' notice is given by either party. The Management Agreement may be terminated at any time by the Company upon 90 days' written notice, provided that Yucaipa will be entitled to full payment of the annual fee under the agreement for the remaining term thereof, unless the Company terminates for cause pursuant to the terms of the agreement. Yucaipa may terminate the agreement if the Company fails to make a payment due thereunder, or upon a Change of Control (as generally defined in the Management Agreement to include certain mergers and asset sales, and acquisitions of beneficial ownership of greater than 51% of the Company's outstanding voting securities by persons other than Yucaipa). Upon any such termination, Yucaipa will be entitled to full payment of the annual fee for the remaining term of the agreement. Fees paid and accrued under the Management Agreement were approximately $1.25 Million for management and advisory services during Fiscal 1997.

YUCAIPA WARRANT

     Upon the closing of the Acquisition, the Company issued to Yucaipa a warrant to purchase 3,874,492 shares of Common Stock. The Yucaipa Warrant became exercisable at the election of Yucaipa upon the consummation of the Offering at an exercise price of $20.73 per share. If not exercised, the Yucaipa Warrant will expire on March 22, 2000; provided, however, that if on such date certain financial performance requirements are satisfied, the expiration date will be extended to March 22, 2002 and, in such case, the exercise price will be increased daily at a rate of 25% per annum. The Yucaipa Warrant may be exercised for cash or on a cashless basis. Pursuant to the cashless exercise provisions of the Yucaipa Warrant, upon exercise in full Yucaipa would be entitled to receive a number of shares equal to the difference between 3,874,492 shares and the number of shares having a market value as of the exercise date equal to $80.3 million (i.e., the aggregate exercise price).

STOCKHOLDERS AGREEMENT

     Under the terms of the Stockholders Agreement entered into by the Company, certain affiliates of Yucaipa and Apollo and certain other stockholders of the Company, Yucaipa is entitled to nominate six directors to the Board of Directors and the Board of Directors of Dominick's. Yucaipa's right to nominate members to such Boards of Directors will be reduced by three if Mr. Burkle ceases for any reason to beneficially own at least 33 1/3% of the shares beneficially owned by Yucaipa on the date of the Acquisition and shall terminate if Mr. Burkle ceases for any reason (including death) to beneficially own at least 25% of the shares beneficially owned by Yucaipa on such date. The Stockholders Agreement entitles Apollo to nominate three directors to the Board of Directors and the Board of Directors of Dominick's. Apollo's right to nominate members to such Boards of directors will be reduced by one if Apollo ceases to beneficially own at least 33 1/3% of the shares beneficially owned by Apollo on the date of the Acquisition and shall terminate if Apollo ceases to beneficially own at least 25% of the shares beneficially owned by Apollo on such date. If Apollo ceases to own at least 25% of the shares beneficially owned by Apollo on the date of the Acquisition and the parties to the Stockholders Agreement other than Apollo beneficially own at least 33 1/3% of the shares of Common Stock beneficially owned by such stockholders on the date of the Acquisition, Yucaipa will be entitled to nominate an additional member to the Board of Directors and the board of directors of Dominick's. Notwithstanding the foregoing, however, Apollo may assign its rights to nominate two directors to a transferee (other than an affiliate of Yucaipa) acquiring at least 66 2/3% of the shares held by Apollo on the date of the Acquisition. The Stockholders Agreement provides that the parties thereto shall vote their shares and take all actions otherwise necessary to ensure the election to such boards of the Yucaipa nominees and the Apollo nominees. The Yucaipa nominees to such boards are Messrs. Burkle, Karst, Graham, Tochner and Mariano and Ms. Figel. The Apollo nominees are Messrs. Copses, Kaplan and Ressler. In addition, Apollo and certain other stockholders will have the right to participate in any bona fide transfer of the pecuniary interests in Common Stock beneficially owned by Yucaipa and its affiliates. In certain circumstances, Yucaipa will have the right to compel the participation of Apollo and other stockholders in sales of all the outstanding shares of Company stock. As of January 23, 1998 affiliates of Yucaipa and Apollo beneficially own approximately 15.9% and 28.0%, respectively, of the outstanding Common Stock, representing an equivalent percentage of the total voting power of the Company (assuming conversion by Apollo of shares of Class B Common Stock into Common Stock).

                             INDEPENDENT AUDITORS

     Ernst & Young LLP audited the Company's financial statements for Fiscal 1997, and has been the Company's independent auditors since its formation in January 1995. The Board of Directors has selected Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending October 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she desires to do so, and it is expected that such representative will be available to respond to appropriate questions from the stockholders at the Annual Meeting.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
                           FOR 1999 ANNUAL MEETING

     Any stockholder intending to submit to the Company a proposal for inclusion in the Company's proxy materials relating to the 1999 Annual Meeting of Stockholder of the Company must submit such proposal so that it is received by the Company no later than Friday, January 1, 1999.

                                OTHER MATTERS

     The Company is not aware of any matters that may be presented for action by the stockholders at the Annual Meeting other than those set forth above. If any other matter shall properly come before the Annual Meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

     The Company's Annual Report to Stockholders, including the Company's audited financial statements for the fiscal year ended November 1, 1997, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 1, 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO C. MARK HUSSEY, VICE PRESIDENT, INVESTOR RELATIONS, DOMINICK'S SUPERMARKETS, INC., 505 RAILROAD AVENUE, NORTHLAKE, ILLINOIS 60164.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                       By Order of the Board of Directors,



                                       /s/ DEBORAH C. PASKIN
                                       DEBORAH C. PASKIN
                                       Secretary

February 4, 1998
Northlake, Illinois

                                  APPENDIX A

                        DOMINICK'S SUPERMARKETS, INC.
                      1997 EMPLOYEE STOCK PURCHASE PLAN

     Dominick's Supermarkets, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), hereby adopts the Dominick's Supermarkets, Inc. 1997 Employee Stock Purchase Plan (the "Plans). The purposes of the Plan are as follows:

     (1) To assist employees of the Company and its Subsidiary Corporations (as defined below) in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended.

     (2) To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiary Corporations.

1.   DEFINITIONS

     Whenever any of the following terms is used in the Plan with the first letter or letters capitalized, it shall have the following meaning unless context clearly indicates to the contrary (such definitions to be equally applicable to both the singular and the plural forms of the terms defined):

     (a) "Authorization" has the meaning assigned to that term in Section 3(b) hereof.

     (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

     (c)  "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means the committee appointed to administer the Plan pursuant to Section 2 hereof.

     (e)  "Company" means Dominick's Supermarkets, Inc., a Delaware corporation.

     (f) "Date of Exercise" means, with respect to any Option, the last day of the Offering Period for which the Option was granted.

     (g) "Date of Grant" means, with respect to any Option, the date upon which the Option is granted, as set forth in Section 3(a) hereof.

     (h)  "Eligible Compensation" means the employee's base pay.

     (i) "Eligible Employee" means an employee of the Company or any Subsidiary Corporation (1) who does not, immediately after an Option is granted, own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, a Parent Corporation or a Subsidiary Corporation, (2) who has been employed by the Company or any Subsidiary



                                     A-l

          Corporation for not less than one year and (3) is a minimum of 18 years of age at the time of election to participate in the Plan. For purposes of this paragraph 1 (i), the rules of Section 424(b) of the Code with regard to the attribution of stock ownership an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee. During a leave of absence meeting the requirements of Treasury Regulation 1.421-7(h)(2), an individual shall be treated as an employee of the Company or Subsidiary Corporation employing such individual immediately prior to such leave. "Eligible Employee" shall not include any director of the Company or any Subsidiary Corporation who does not render services to the Company in the status of an employee within the meaning of Section 3401(c) of the Code.

     (j) "Independent Director" shall mean a member of the Board who is not an employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Subsidiary Corporation.

     (k) "Minimum Holding Period" shall mean one year from the Date of Exercise with respect to such shares.

     (l) "Offering Period" shall mean the three-month periods commencing January 1, April 1, July 1 and October 1 of each Plan Year as specified in Section 3(a) hereof or such other dates which are three months apart as determined by the Committee. Options shall be granted on the Date of Grant and exercised on the Date of Exercise as provided in Sections 3(a) and 4(a) hereof.

     (m) "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of the Company's Stock.

     (n) "Option Period" means, with respect to any Option, the period beginning upon the Date of Grant and ending upon the Date of Exercise.

     (o)  "Option Price" has the meaning set forth in Section 4(b) hereof.

     (p) "Parent Corporation" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (q) "Participant" means an Eligible Employee who has complied with the provisions of Section 3(b) hereof.

     (r) "Payday" means the regular and recurring established day for payment of cash compensation to employees of the Company or any Subsidiary Corporation.

     (s) "Plan" means the Dominick's Supermarkets, Inc. 1997 Employee Stock Purchase Plan.

     (t)  "Plan Year" means the calendar year.

     (u) "Stock" means the shares of the Company's common stock, $.01 par value per share.

     (v) "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.   STOCK SUBJECT TO THE PLAN

     Subject to the provisions of Section 9 hereof (relating to adjustments upon changes in the Stock) and Section 11 hereof (relating to amendments of the
Plan), the Stock which may be sold pursuant to Options granted under the Plan shall not exceed an aggregate of 500,000 shares, and may be unissued shares or treasury shares or shares bought on the market for purposes of the Plan.

3.   GRANT OF OPTIONS

     (a) General Statement. The Company shall offer Options under the Plan to all Eligible Employees in successive three-month Offering Periods until the earlier of (i) the date when the number of shares of Stock available under the Plan have been sold or (ii) the date when the Plan is terminated. Dates of Grant shall include January 1, April 1, July 1 and October 1 of each Plan Year and/or such other date or dates as the Committee may from time to time determine. Each Option shall expire on the Date of Exercise immediately after the automatic exercise of the Option pursuant to Section 4(a) hereof. The number of shares of Stock subject to each Option shall equal the payroll deductions authorized by each Participant in accordance with subsection (b) hereof for the Option Period, divided by the Option Price, except as provided in Section 4(a); provided, however, that the maximum number of shares subject to any Option shall not exceed 500.

     (b) Election to Participate; Payroll Deduction Authorization. Except as provided in subsection (d) hereof, an Eligible Employee shall participate in the Plan only by means of payroll deduction. Each Eligible Employee who elects to participate in the Plan shall deliver to the Company during the calendar month preceding a Date of Grant no later than ten (10) days before such Date of Grant, a completed and executed written payroll deduction authorization in a form prepared by the Company (the "Authorization"). An Eligible Employee's Authorization shall give notice of such Eligible Employee's election to participate in the Plan for the next following Offering Period and subsequent Offering Periods and shall designate a stated whole dollar amount of Eligible Compensation to be withheld on each Payday. The amount withheld shall not be less than $5.00 each Payday. The cash compensation payable to a Participant for an Offering Period shall be reduced each Payday through a payroll deduction in an amount equal to the stated withdrawal amount specified in the Authorization payable on such Payday, and such amount shall be credited to the Participant's account under the Plan. Any Authorization shall remain in effect until the Eligible Employee amends the same pursuant to this subsection, withdraws pursuant to Section 5 or ceases to be an Eligible Employee pursuant to Section 6.

     (c) $25,000 Limitation. No Eligible Employee shall be granted an Option under the Plan which permits his rights to purchase stock under the Plan and under all other employee stock purchase plans of the Company, any Parent Corporation or any Subsidiary Corporation subject to Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time. For purpose of the limitation imposed by this Subsection 3(c), (i) the right to purchase stock under an Option accrues when the Option (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase stock under an Option accrues at the rate provided in the Option, but in no case may such rate exceed $25,000 of the fair market value of such stock (determined at the time such Option is granted) for any one calendar year and (iii) a right to purchase stock which has accrued under an Option may not be carried over to any other Option.

     (d) Leaves of Absence. During a leave of absence meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a Participant may continue to participate in the Plan by making cash payments to the Company on each Payday equal to the amount of the Participant's payroll deductions under the Plan for the Payday immediately preceding the first day of such Participant's leave of absence.

4.   EXERCISE OF OPTIONS; OPTION PRICE

     (a) General Statement. Each Participant automatically and without any act on such Participant's part shall be deemed to have exercised such Participant's Option on the Date of Exercise to the extent that the balance then in the Participant's account under the Plan is sufficient to purchase at the Option Price shares of Stock subject to the Option. Certificates representing fractional shares will not be issued.

     (b) Option Price Defined. The option price per share of Stock (the "Option Price") to be paid by a Participant upon the exercise of the Participant's Option shall be equal to 90% of the lesser of the fair market value of a share of Stock on the Date of Exercise or the fair market value of a share of Stock on the Date of Grant. The fair market value of a share of Stock as of a given date shall be: (i) the closing price of a share of Stock on the principal exchange on which the Stock is then trading, if any, on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred; (ii) if the Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, (1) the last sales price (if the Stock is then listed as a National Market Issue under the NASD National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for a share of the Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as reported by Nasdaq or such successor quotation system; (iii) if the Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the mean between the closing bid and asked prices for a share of Stock on such date, or, if shares were not traded on such date, then on the next preceding trading day during which a sale occurred, as determined in good faith by the Committee; or (iv) if the Stock is not publicly traded, the fair market value of a share of Stock established by the Committee acting in good faith.

     (c) Delivery of Statement of Account. As soon as practicable after the exercise of any Option, the Company will deliver to the Participant or his or her nominee a statement of account indicating the number of shares of Stock purchased by the Participant from funds credited to the Participant's account under the Plan. Certificates representing fractional shares will not be issued. In the event the Company is required to obtain authority from any commission or agency to issue any such certificate, the Company shall seek to obtain such authority. The inability of the Company to obtain authority from any such commission or agency which the Committee in its absolute discretion, deems necessary for the lawful issuance of any such certificate shall relieve the Company from liability to any Participant except to pay to the Participant the amount of the balance in the Participant's account in cash in one lump sum without any interest thereon.

     (d) Pro Rata Allocations. If the total number of shares of Stock for which Options are to be exercised on any date exceeds the number of shares remaining unsold under the Plan (after deduction of all shares for which Options have theretofore been exercised), the Committee shall make a pro rata allocation of the available remaining shares in as nearly a uniform manner as shall be practicable and any balance of payroll deductions credited to the accounts of Participants which have not been applied to the purchase of shares of Stock shall be paid to such Participants in cash in one lump sum within sixty (60) days after the Date of Exercise, without any interest thereon.

     (e) Shares acquired under the Plan that are held for less than the Minimum Holding Period shall, at the option of the Company, be sold to the Company at the lesser of the Option Price paid for such shares or the fair market value of a share of Stock as defined in Section 4(b).

5.   WITHDRAWAL FROM THE PLAN

     (a) General Statement. Any Participant may withdraw from participation under the Plan at any time except that no Participant may withdraw during the last ten (10) days of any Offering Period. A Participant who wishes to withdraw from the Plan must deliver to the Company a notice of withdrawal in a form prepared by the Company (the "Withdrawal Election") not later than ten (10) days prior to the Date of Exercise during any Offering Period. Upon receipt of a Participant's Withdrawal Election, the Company shall pay to the Participant the amount of the balance in the Participant's account under the Plan in cash in one lump sum within sixty (60) days, without any interest thereon. Upon receipt of a Participant's Withdrawal Election by the Company, the Participant shall cease to participate in the Plan and the Participant's Option shall terminate.

     (b) Eligibility Following Withdrawal. A Participant who withdraws from the Plan and who is still an Eligible Employee shall be eligible to participate again in the Plan as of any subsequent Date of Grant by delivering to the Company an Authorization pursuant to Section 3(b) hereof.

6.   TERMINATION OF EMPLOYMENT

     (a) Termination of Employment Other than by Death. If the employment of a Participant terminates other than by death, the Participant's participation in the Plan automatically and without any act on the Participant's part shall terminate as of the date of the termination of the Participant's employment. As soon as practicable after such a termination of employment, the Company will pay to the Participant the amount of the balance in the Participant's account under the Plan without any interest thereon. Upon a Participant's termination of employment covered by this Section 6(a), the Participant's Authorization, interest in the Plan and Option under the Plan shall terminate.

     (b) Termination By Death. If the employment of a Participant is terminated by the Participant's death, the executor of the Participant's will or the administrator of the Participant's estate by written notice to the Company may request payment of the balance in the Participant's account under the Plan, in which event the Company shall make such payment without any interest thereon as soon as practicable after receiving such notice. Upon receipt of such notice, the Participant's Authorization, interest in the Plan and Option under the Plan shall terminate. If the Company does not receive such notice prior to the next Date of Exercise, the Participant's Option shall be deemed to have been exercised on such Date of Exercise.

7.   RESTRICTION UPON ASSIGNMENT

     An Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. Except as provided in Section 6(b) hereof, an Option may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant's interest in the Plan, the Participant's Option or any rights under the Participant's Option.

8.   NO RIGHTS OF STOCKHOLDERS UNTIL SHARES ISSUED

     With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant's Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein.

9.   CHANGES IN THE STOCK; ADJUSTMENTS OF AN OPTION

     Whenever any change is made in the Stock or to Options outstanding under the Plan, by reason of a stock split, stock dividend, recapitalization or other subdivision, combination, or reclassification of shares, appropriate action shall be taken by the Committee to adjust accordingly the number of shares of Stock subject to the Plan and the number and the Option Price of shares of Stock subject to the Options outstanding under the Plan to preserve, but not increase, the rights of Participants hereunder.

10.  USE OF FUNDS; NO INTEREST PAID

     All funds received or held by the Company under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest will be paid to any Participant or credited to any Participant's account under the Plan with respect to such funds.

11.  AMENDMENT OF THE PLAN

     The Board of Directors may amend, suspend, or terminate the Plan at any time and from time to time, provided that approval by a vote of the holders of more than 50% of the outstanding shares of the Company's capital stock entitled to vote shall be required to amend the Plan (i) to decrease the Option Price below a price computed in the manner stated in Section 4(b) hereof, (ii) to alter the requirements for eligibility to participate in the Plan or (iii) in any manner that would cause the Plan to no longer be an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, provided further that with respect to any amendment to the Plan increasing the aggregate number of shares which may be issued under the Plan, such amendment must be approved by the stockholders of the Company within 12 months of such adoption.

12.  ADMINISTRATION BY COMMITTEE; RULES AND REGULATIONS

     (a) Appointment of Committee. The Plan shall be administered by the Committee. The Committee shall consist of the entire Board until such time as the Board, in its sole discretion, appoints a committee of the Board to administer the Plan. Any such committee shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is "non-employee director" as defined by Rule 16b-3. Each member of the Committee shall serve for a term commencing on a date specified by the Board of Directors and continuing until the member dies or resigns or is removed from office by the Board of Directors. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board. The Committee at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant.

     (b) Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Committee shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan.

     (c) Majority Rule. The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

     (d) Compensation; Professional Assistance; Good Faith Actions. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination, or interpretation.

13.  NO RIGHTS AS AN EMPLOYEE

     Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent Corporation or a Subsidiary Corporation or to affect the right of the Company, any Parent Corporation or any Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

14.  MERGER, ACQUISITION OR LIQUIDATION OF THE COMPANY

     In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets or 50% or more of the Company's then outstanding voting stock, the liquidation or dissolution of the Company or any other reorganization of the Company, the Date of Exercise with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation, dissolution, or reorganization unless the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with
Section 424(a) of the Code.

15.  TERM; APPROVAL BY STOCKHOLDERS

     No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company's stockholders within 12 months after the date of the Board of Directors' adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders;
and provided, further, that if such approval has not been obtained by the end of said 12-month period, all Options previously granted under the Plan shall thereupon expire.

16.  EFFECT UPON OTHER PLANS

     The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary Corporation. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation (a) to establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) to grant or assume options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

17.  CONDITIONS TO ISSUANCE OF STOCK CERTIFICATES.

     The Company shall not be required to issue or deliver any certificate or certificates for shares of Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:


     (a) The admission of such shares to listing on all stock exchanges, if any, on which is then listed; and

     (b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, In its absolute discretion, deem necessary or advisable; and

     (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

     (d) The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the Option; and

     (e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

     (f) The expiration of the Minimum Holding Period with respect to such shares, subject to the option of the Company.

18.  NOTIFICATION OF DISPOSITION

     Each Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Stock purchased upon exercise of an Option if such disposition or transfer is made (a) within two (2) years from the Date of Grant of the Option or (b) within one (1) year after the transfer of such shares to such Participant upon exercise of such Option. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

19.  NOTICES

     Any notice to be given under the terms of the Plan to the Company shall be addressed to the Company in care of its Secretary and any notice to be given to any Eligible Employee or Participant shall be addressed to such Employee at such Employee's last address as reflected in the Company's records. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to it, him or her. Any notice which is required to be given to an Eligible Employee or a Participant shall, if the Eligible Employee or Participant is then deceased, be given to the Eligible Employee's or Participant's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section. Any notice shall have been deemed duly given if enclosed in a properly sealed envelope or wrapper addressed as aforesaid at the time it is deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

20.  HEADINGS

     Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

     DOMINICK'S SUPERMARKETS, INC.


P    ANNUAL MEETING OF STOCKHOLDERS - MARCH 3,1998
R
O    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y         The undersigned stockholder of DOMINICK'S SUPERMARKETS, INC. does hereby nominate, constitute and appoint Robert A. Mariano and Darren W. Karst or either of them, the true and lawful proxies, agents and attorneys of the undersigned, with full power of substitution, to vote for the undersigned all of the common stock of said corporation standing in the name of the undersigned on its books at the close of business on January 23, 1998 at the Annual Meeting of Stockholders to be held at the Park Hyatt Los Angeles Hotel at Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067, on
Tuesday, March 3, 1998 at 1:00 p.m., local time, or any adjournment thereof, with all of the powers which would be possessed by the undersigned if personally present as follows on the reverse side.

     CONTINUED AND TO BE SIGNED ON OTHER SIDE.

[X]  Please mark votes as in this example.

IF NO CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MANAGEMENT'S FOUR NOMINEES AS DIRECTORS.

1.   Election of Directors:                         3. In their discretion, the Proxies
                                                       are authorized to vote upon
                                                       such other business as may
                                                       properly come before the meeting.

     Nominees: Grace Barry, Peter P. Copses,
     Robert A. Mariano and Ira L. Tochner.

          FOR       WITHHOLD       ABSTAIN
          [ ]         [ ]            [ ]
                                                       MARK HERE FOR ADDRESS
                                                       CHANGE AND NOTE AT LEFT [ ]

[ ] ____________________________________
 For all nominees except as noted above

2.   Adoption of the Dominick's Supermarkets, Inc.     The undersigned hereby
     1997 Employee Stock Purchase Plan                 acknowledges receipt of the
                                                       Notice of Annual Meeting
                                                       of Stockholders and the
                                                       Proxy Statement furnished
                                                       therewith.

          FOR       AGAINST        ABSTAIN
          [ ]         [ ]            [ ]

     NOTE: Please sign name exactly as your name (or names) appear on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED

     Signature.........................Date....................

ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

     Signature.........................Date....................